Exhibit 99.1

Rex Energy Announces Significant Acquisition in its Butler Operated Area

STATE COLLEGE, Pa., August 12, 2014 (GLOBE NEWSWIRE) – Rex Energy Corporation (“Rex Energy”) (Nasdaq: REXX) today announced the acquisition of approximately 208,000 gross (207,000 net) acres in the company’s Butler Operated Area.

Acquisition

Rex Energy has entered into a definitive purchase agreement with SWEPI, LP, an affiliate of Royal Dutch Shell, plc (“Shell”) to acquire a 100% interest in approximately 208,000 gross (207,000 net) acres prospective for the Marcellus, Upper Devonian/Burkett and Utica Shales in Pennsylvania and Ohio for approximately $120 million in cash, subject to customary closing adjustments. The transaction is expected to close in September 2014.

The assets to be acquired are located in Armstrong, Beaver, Butler, Lawrence, Mercer and Venango counties in Pennsylvania and Columbiana and Mahoning counties in Ohio. The additional acreage, combined with recent leasing, will bring Rex Energy’s position in its Butler Operated Area to approximately 298,000 gross acres.

Transaction Highlights

•	~ 208,000 gross acres, representing a ~230% expansion of its current Butler Operated Area and ~200% expansion of its current Appalachian Basin assets; large contiguous acreage position adjacent to existing Butler Operated Area

•	Acquiring ~100% working interest and ~ 83% net revenue interest

•	Acquisition and future bolt-on leasing expected to position the Company for a multi-year development plan of approximately 400 potential liquids-rich drilling locations (~241 liquids-rich locations at closing) on 750 foot spacing between laterals, or an immediate increase of approximately 24% over existing identified liquids-rich locations.

•	Assets include ~16 MMcf/d either currently producing or available to produce with minimal capital investment; estimated proved reserves of ~ 21 Bcfe from these wells

•	Additional expected production of ~13 MMcf/d available from wells in various stages of development

•	Large contiguous acreage position in dry gas Utica area provides for future development program

•	Infrastructure and takeaway capacity agreements in place (~80 MMcf/d of firm transportation at attractive pricing) allow for full-scale development of newly acquired assets

•	Attractive acquisition value metrics on both a per acre and per location basis

•	Over 65% of acreage has leases with options to extend; remaining acreage is either held by operations or has manageable lease expirations

•	Planning to add 1-2 rigs in 2015 to the newly acquired acreage

•	Provides a platform for future strategic expansion

“We are proud to announce this acquisition, which is a milestone for Rex Energy,” said Tom Stabley, Rex Energy’s Chief Executive Officer. “The proximity of the Shell acreage to our Butler Operated Area, combined with our solid operating history, strong recent production results, and the attractive economics of our projects in the area made this transaction a natural fit for Rex Energy. With this transaction, we can strategically expand our development program in the Butler Operated Area, which we believe will bring significant upside benefits to Rex Energy.”

For additional information regarding the company’s Butler Operated Area acquisition, please review the supplemental information posted to the company’s website at www.rexenergy.com.

About Rex Energy Corporation

Rex Energy is headquartered in State College, Pennsylvania and is an independent oil and gas exploration and production company operating in the Appalachian and Illinois Basins within the United States. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

Forward-Looking Statements

Except for historical information, statements made in this release, including, among others, those relating to the Shell transaction; our anticipated leasing efforts and our developmental program are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may contain words such as “expected”, “expects”, “scheduled”, “planned”, “plans”, “anticipates” and similar words. These statements are based on management’s experience and perception of historical trends, current conditions, and anticipated future developments, as well as other factors believed to be appropriate. We believe these statements and the assumptions and estimates contained in this release are reasonable based on information that is currently available to us. However, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, both known and unknown, and we cannot assure that the company can or will meet the goals, expectations, and projections included in this release. Any number of factors could cause our actual results to be materially different from those expressed or implied in our forward looking statements, including (without limitation):

•	economic conditions in the United States and globally;

•	domestic and global demand for oil, NGLs and natural gas;

•	volatility in oil, NGL, and natural gas pricing;

•	new or changing government regulations, including those relating to environmental matters, permitting, or other aspects of our operations;

•	the geologic quality of the company’s properties with regard to, among other things, the existence of hydrocarbons in economic quantities;

•	uncertainties inherent in the estimates of our oil and natural gas reserves;

•	our ability to increase oil and natural gas production and income through exploration and development;

•	drilling and operating risks;

•	the success of our drilling techniques in both conventional and unconventional reservoirs;

•	the success of the secondary and tertiary recovery methods we utilize or plan to employ in the future;

•	the number of potential well locations to be drilled, the cost to drill them, and the time frame within which they will be drilled;

•	the ability of contractors to timely and adequately perform their drilling, construction, well stimulation, completion and production services;

•	the availability of equipment, such as drilling rigs, and infrastructure, such as transportation, pipelines, processing and midstream services;

•	the effects of adverse weather or other natural disasters on our operations;

•	competition in the oil and gas industry in general, and specifically in our areas of operations;

•	changes in our drilling plans and related budgets;

•	the success of prospect development and property acquisition;

•	the success of our business and financial strategies, and hedging strategies;

•	conditions in the domestic and global capital and credit markets and their effect on us;

•	the adequacy and availability of capital resources, credit, and liquidity including, but not limited to, access to additional borrowing capacity; and

•	uncertainties related to the legal and regulatory environment for our industry, and our own legal proceedings and their outcome.

The company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on the company’s risks and uncertainties is available in the company’s filings with the Securities and Exchange Commission (SEC).

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For more information contact:

Mark Aydin

Manager, Investor Relations

(814) 278-7249

maydin@rexenergycorp.com